Exhibit 10.1

42 N. Chestnut St
Ventura, CA 93001
United States

Nate Olmstead:

We are very excited at the prospect of having you join The Trade Desk, Inc. (“Trade Desk” or “Company”).

Your employment with us will be governed by a separate employment agreement. This offer letter summarizes the terms and conditions of your employment offer, but the terms of your employment agreement will prevail against any conflicts between this offer letter and your employment agreement.
The terms and conditions of your employment will be as follows:
1.Start Date. July 9, 2026 (“Start Date”) or as otherwise mutually agreed with our Chief Executive Officer.
2.Position. You will be our Chief Financial Officer, reporting to our Chief Executive Officer. The Company requires that, as a full-time employee, you devote your full business time, attention, skill and efforts to the duties of your position as assigned by the Company. If you wish to provide services (for compensation or not) to any other business while employed by the Company, please discuss that with the Chief Executive Officer prior to accepting another position.

3.Cash Compensation. Your salary will be at a rate of $600,000 per year, payable in accordance with the Company’s normal payroll and withholding practices, although your salary is subject to change from time to time during your employment at the discretion of the Compensation Committee of our Board of Directors.

Your 2026 incentive “baseline” bonus will be $600,000 prorated from your actual start date. The 2026 incentive “baseline” bonus, referred to in your individual employment agreement as “Target Annual Incentive Compensation,” is based on the Company’s business performance against revenue goals. It is neither a minimum nor a guarantee as the actual amount of your bonus may be higher or lower.

4.Equity compensation. We will recommend to the Board of Directors that you receive an equity grant proposed in the following form:

•$5,000,000 in Stock Options, vesting over four years, with 25% vesting on the first anniversary of your start date and with monthly vesting thereafter.

•$5,000,000 in Restricted Stock Awards, vesting over four years, with 25% vesting after your first year on the applicable designated vest date, and with quarterly vesting thereafter.
All grants will be made pursuant to the terms and conditions of the Company’s 2025 Incentive Award Plan.

Equity grants must be approved by our Board of Directors or its delegates, which meet periodically to address such grants. Once approved, we will enter into an equity award agreement that will capture the terms set forth in this paragraph and will supersede this offer letter with respect to the terms of your award. Your award will not be granted until it has been so approved, but your vesting will commence as of your employment start date and will vest in accordance with the vesting schedule in the applicable equity award agreement.

The Company may from time to time during your employment and in its discretion make additional equity awards. Any additional awards will be subject to the approval of the Board of Directors or its delegates and you will not be entitled to any additional award unless and until we enter into a written agreement providing for such award.

5.Sign-On/Retention Bonus. You will be eligible to earn a one-time sign-on/retention bonus in the gross amount of $600,000, subject to applicable deductions and withholdings, if you remain continuously employed by the Company for 12 months after you begin employment with the Company. This sign-on/retention bonus is subject to the terms of a separate Sign-On/Retention Bonus Agreement that will be provided to you, and it is contingent upon your review and acceptance of that Agreement. The Sign-On/Retention Bonus Agreement sets forth, among other things, the timing of your receipt of the sign-on/retention bonus and the circumstances under which you may be required to repay a pro rata portion of this bonus to the Company.
6.Compensation Upon Termination. Will be addressed by separate employment agreement.

7.Other Benefits. You will be eligible to receive other benefits, including health plans, paid time off and the like, that are generally offered to Company employees in accordance with the terms of such benefit plans and programs. Such programs are subject to change from time to time in the Company’s discretion.
8.Location and Hours. You will work primarily out of our San Francisco, California office, although you may be required to travel from time to time to fulfill your duties. The Company’s normal working hours are generally from 9:00 am to 6:00 pm, Monday through Friday however, as an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments without additional compensation.

9.Use of Confidential Information and Employee Confidentiality, Inventions and Use of Likeness Agreement. Your employment is contingent upon your execution of the Company’s standard Employee Confidentiality, Inventions and Use of Likeness Agreement (the “Employee Confidentiality Agreement”). While working for us, you will be expected not to use or disclose any confidential information or trade secrets of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within these guidelines but if you no longer believe that to be the case, please notify the Company immediately.

10.Verification of Information. Your employment may be conditioned upon the Company’s confirmation of information you provided during the recruiting and interview process, as well as a general background check performed by the Company to confirm your suitability for employment. You confirm that all information that you have provided to the Company is true, you give the Company permission to investigate your personal and employment history and to contact prior employers or government agencies for information about you. Until you have been informed by the Company that such checks have been completed, you may wish to defer reliance on this offer. Further, you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information or conducting the background check.
11.Immigration Act Compliance. As a condition of your employment, you will be required to furnish all necessary documentation that will satisfy the requirements of the Immigration Reform and Control Act of 1986.To the extent permissible by applicable law, you give the Company permission to investigate your personal and employment history and to contact prior employers or government agencies for information about you. To enable us to conduct thorough checks and other review, please fill out and return the authorization form that will follow this letter.

12.No Conflict. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
13.Miscellaneous. This letter, together with your individual employment agreement, and the other agreements referenced herein or therein set forth the entire understanding between us and supersede any prior discussions or agreements regarding your employment. There are no terms, conditions, representations, warranties or covenants relating to your employment or any equity interest in the Company other than those contained or referred to herein. As used in this letter, references to “the Company,” “we” or “our” refers to The Trade Desk, Inc. or any affiliated entities as appropriate. This letter will be governed by the law of California (as of the date of execution), without regard to conflicts of laws provisions.

Our offer is contingent on the approval of the Board of Directors or its delegates, you starting on your Start Date, and your understanding and agreement, as evidenced by your signing below, that you will execute the Employee Confidentiality Agreement as a prerequisite to beginning your employment.
Please acknowledge your acceptance of this offer of employment on the terms indicated by signing the enclosed copy of this letter. Please feel free to call me if you have any questions.

We are very excited that you have chosen to join The Trade Desk team, and I look forward to working with you toward our mutual success.

Sincerely,

The Trade Desk, Inc.

/s/ Jeff Green
Jeff Green, Chief Executive Officer

Agreed and Accepted by Candidate:
By signing below, I acknowledge that I have been furnished with a copy of this offer and that I understand and accept the offer of employment as set forth above. I understand that I will be an at-will employee and that nothing in this document is intended to create a contract of employment or alter the at-will nature of my employment.

/s/ Nate Olmstead	May 26, 2026
Nate Olmstead	Date